QuickLinks -- Click here to rapidly navigate through this document

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A
(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF
SECURITIES PURSUANT TO SECTION 12 (b) OR (g) OF
THE SECURITIES EXCHANGE ACT OF 1934

FLEETWOOD ENTERPRISES, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State of Incorporation or Organization)	95-1948322 (IRS Employer Identification No.)
3125 Myers Street, Riverside, California (Address of Principal Executive Offices)	92503-5527 (Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

        Securities Act registration statement file number to which this form relates: None

        Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on which Each Class is to be Registered
Preferred Stock Purchase Rights	New York Stock Exchange

        Securities to be registered pursuant to Section 12(g) of the Act: None

        The undersigned Registrant hereby amends its registration statement on Form 8-A filed with the Securities and Exchange Commission on October 28, 1998, as follows:

Item 1.    Description of Registrant's Securities to be Registered.

        On January 10, 2003, the Board of Directors of Fleetwood Enterprises, Inc., a Delaware corporation (the "Registrant"), approved and adopted Amendment No. 2 to Rights Agreement (the "Amendment"), dated as of December 31, 2002, by and between the Registrant and EquiServe Trust Company, N.A. (f/k/a Fleet National Bank, f/k/a BankBoston, N.A.) as Rights Agent (the "Rights Agent"). The Amendment amends the Rights Agreement, dated as of September 15, 1998 and amended as of April 30, 2001, between the Registrant and the Rights Agent (as so amended, the "Rights Agreement").

        The Amendment provides for an exception to the definition of "Acquiring Person" in the Rights Agreement to permit a Passive Institutional Investor (as defined in the Amendment) to be or become the beneficial owner of common stock of the Registrant ("Common Stock") representing less than 17.5% of the shares of Common Stock then outstanding without becoming an Acquiring Person, as long as the Passive Institutional Investor continues to meet the definition of such term as set forth in the Rights Agreement. Generally, a Passive Institutional Investor is defined as an institutional investor that acquired the Common Stock in the ordinary course of its business, that is eligible to report its beneficial ownership on a Schedule 13G under the Securities Exchange Act of 1934 (the "Exchange Act") and is not required to (and does not) report its beneficial ownership on a Schedule 13D under the Exchange Act, and that meets certain other criteria relating to such institutional investor's not having a purpose to control or influence the management or policies of the Registrant. The Amendment also makes certain other changes to clarify the definition of "Acquiring Person" under the Rights Agreement.

        The Amendment also effects certain technical clarifications and corrections to Sections 11(a)(ii) and 13(a).

        Previously, acting by unanimous written consent on March 13, 2001, the Board of Directors of the Registrant considered and approved an amendment, effective as of April 30, 2001 (the "First Amendment"), to the Rights Agreement. A copy of the First Amendment was attached as Exhibit 99.1 to a Form 8-K filed by the Registrant on May 30, 2001. The original Rights Agreement provided that certain Continuing Directors (as therein defined) had certain powers to the exclusion of other directors. In response to a ruling of the Delaware Supreme Court, the effect of the First Amendment was to eliminate the concept and power of the Continuing Directors.

        Copies of the Amendment and the First Amendment (collectively, the "Amendments") are available free of charge to holders of the rights issued pursuant to the Rights Agreement from the Registrant after receipt of a written request therefor. The foregoing description of the Amendments does not purport to be complete and is qualified in its entirety by reference to the Amendments, which are incorporated herein by reference

Item 2.    Exhibits.

EXHIBIT NO.	DESCRIPTION
1	Rights Agreement dated as of September 15, 1998 by and between Registrant and BankBoston, N.A., as Rights Agent. *
2	Amendment to Rights Agreement, dated as of April 30, 2001, by and among the Registrant and Fleet National Bank, N.A., as Rights Agent.**
3	Amendment No. 2 to Rights Agreement, dated as of December 31, 2002, by and among the Registrant and EquiServe Trust Company, N.A., as Rights Agent.***

*
Incorporated by reference to Exhibit 99.1 to Registrant's Registration Statement on Form 8-A filed October 28, 1998.

**
Incorporated by reference to Exhibit 99.1 to Registrant's Form 8-K filed May 30, 2001.

***
Incorporated by reference to Exhibit 4.1 to Registrant's Form 8-K filed January 20, 2003.

SIGNATURE

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, hereunto duly authorized.

FLEETWOOD ENTERPRISES, INC.
Date: January 20, 2003	By:	/s/ BOYD R. PLOWMAN Boyd R. Plowman Executive Vice President Chief Financial Officer

QuickLinks

  Item 1. Description of Registrant's Securities to be Registered.
  Item 2. Exhibits.
SIGNATURE